Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Converted Organics Inc.
We hereby consent to the incorporation by reference in this Registration Statement of Converted Organics Inc. on Form S-1 being filed pursuant to Rule 462(b) under the Securities Act of 1933 of our report dated March 27, 2009, except for Note 2, as to which the date is October 14, 2009, relating to the consolidated financial statements of Converted Organics Inc. as of December 31, 2008 and 2007 and for the years then ended appearing in Registration Statement No. 333-161917 on Form S-1.
We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-161917 on Form S-1.
/s/ CCR LLP
Glastonbury, Connecticut
October 14, 2009